UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2008

Cyberkinetics Neurotechnology Systems, Inc.
(Exact name of registrant specified in charter)
Delaware	000-50505	13-4287300
(State of	(Commission File	(IRS Employer
Incorporation)	Number)	Identification No.)

100 Foxborough Blvd., Suite 240
Foxborough, MA 02035
(Address of principal executive offices) (Zip Code)

508-549-9981
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On and effective October 30, 2008, John P. Donoghue resigned as a member of the Board of Directors of Cyberkinetics Neurotechnology Systems, Inc. (the “Company”). Mr. Donoghue’s resignation is not the result of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On and effective October 30, 2008, Nicholas G. Hatsopoulos resigned as a member of the Board of Directors of the Company. Mr. Hatsopoulos’ resignation is not the result of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

The vacancies on the Board of Directors created by these resignations will not be filled at the current time.

ITEM 8.01  Other Events

Based on our most recent informal communication with the FDA, we do not anticipate that we will receive approval of the Andara HDE before the end of 2008, if at all. The FDA has indicated to us that they are planning to issue a letter communicating additional concerns about the data we have provided to date. We do not have any specific information about the content or any estimate of the timing of this letter. Furthermore, we have no information from the FDA as to what additional information or data might be required to receive such approval. We have been unsuccessful in raising any additional capital and do not anticipate being able to raise additional capital to continue operations due to the uncertainty concerning what might be required to obtain FDA approval, combined with current market conditions.

Our existing cash and cash equivalents are only sufficient to meet our projected operating requirements for approximately 30 days. Consequently, we are in the process of negotiating with our secured creditor, General Electric Capital Corporation (“GECC”), to allow us to proceed with an orderly wind down of the Company. If we are not successful in our efforts to develop a mutually acceptable wind down plan with GECC, we plan to cease operations and we may seek bankruptcy protection.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Cyberkinetics Neurotechnology Systems, Inc.

By:	/s/ Timothy R. Surgenor
Name:	Timothy R. Surgenor
Title:	President and Chief Executive Officer

Dated: November 3, 2008